UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2007

Puda Coal, Inc.
(Exact name of registrant as specified in its charter)

333-85306
(Commission File Number)

Florida	65-1129912
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

426 Xuefu Street, Taiyuan, Shanxi Province,
The People’s Republic of China
(Address of principal executive offices, with zip code)

011 86 351 228 1302
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquistion or Disposition of Assets

On June 22, 2007, Shanxi Puda Coal Group Co., Ltd. (“Shanxi Coal”) closed an asset exchange transaction pursuant to an Asset Exchange Agreement with Lingshi Jinliao Coal & Chemical Co. Ltd. (“Lingshi Coal & Chemical”). Upon the closing, Shanxi Coal acquired all the assets of a coal washing plant of Lingshi Coal & Chemical located in Lingshi County, Shanxi Province of China, which has an annual coal washing capacity of 1.2 million tons and a book value of RMB 57 million (approximately $7.4 million). In exchange, Lingshi Coal & Chemical received RMB 45.5 million (approximately $5.9 million) in cash from Shanxi Coal and all the assets of a coal washing plant of Shanxi Coal located in Liulin County of the same province, which has an annual coal washing capacity of 400,000 ton and a book value of RMB 11.5 million (approximately $1.5 million). The disclosure in the current report on Form 8-K filed with the Securities and Exchange Commission on June 12, 2007 is incorporated herein in its entirety.

Neither Puda Coal, Inc., Shanxi Coal or their affiliates nor any director, officer or any associate of any such director or officer thereof has any material relationship with Lingshi Coal & Chemical other than in respect of the Asset Exchange Agreement.

Puda Coal does not have a direct equity interest in Shanxi Coal, however, Shanxi Coal is included in the consolidated financial statements of Puda Coal because, through a series of operating, consulting and licensing agreements among Shanxi Putai Resources Limited (a wholly owned subsidiary of Puda Coal), Shanxi Coal and Shanxi Coal’s owners, Zhao Ming and Zhao Yao, Puda Coal manages and controls the operations of Shanxi Coal and receives the economic benefits of Shanxi Coal and incurs the risks derived from Shanxi Coal’s operations.

Item 9.01   Financial Statements and Exhibits.

(d)  Exhibits

The exhibit listed in the following Exhibit Index is filed as part of this report.

Exhibit No.	Description
10.1	Asset Exchange Agreement, dated June 6, 2007, between the Shanxi Coal and Lingshi Coal & Chemical (incorporated by reference from the current report on Form 8-K filed on June 12, 2007).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUDA COAL, INC.

Date: June 27, 2007	By:	/s/ Ming Zhao
Ming Zhao
Chief Executive Officer, President and Chairman of the Board